Exhibit 10.9

Dated February 1, 2018

PELOTON INTERACTIVE UK LIMITED

and

KEVIN CORNILS

EMPLOYMENT CONTRACT

KEYSTONE LAW

4144-6457-0897.1

TABLE OF CONTENTS

1.	Interpretation	3
2.	Term of appointment	4
3.	Other appointments	4
4.	Duties	5
5.	Place of work	6
6.	Hours of work	7
7.	Salary	7
8.	Bonus	7
9.	Private medical insurance	8
10.	Benefits	8
11.	Expenses	8
12.	Holidays	9
13.	Incapacity	9
14.	Confidential Information	10
15.	Payment in lieu of notice	12
16.	Garden leave	14
17.	Termination without notice	15
18.	Obligations on termination	15
19.	Disciplinary and grievance procedures	16
20.	Pensions	16
21.	Non Competition	16
22.	Inventions and improvements	19
23.	Collective agreements	21
24.	Notices	21
25.	Entire agreement.	22
26.	Changes to terms of employment.	22
27.	Variation	22
28.	Counterparts	22
29.	Third party rights	22
30.	Governing law	22
31.	Jurisdiction	23

Exhibit 10.9

This Agreement is dated February 1, 2018

Parties

(1) **PELOTON INTERACTIVE UK LIMITED** a company incorporated in the United Kingdom with company number 11174745 whose registered office is located at 9th Floor, 107 Cheapside, London EC2V 6ON (the **"Company"**); and

(2) **KEVIN CORNILS** of 59a Eton Avenue, London NW3 3ET (the **"Employee"**).

Agreed terms

1. Interpretation

1.1 The definitions and rules of interpretation in this clause 1 apply in this Agreement.

"Appointment"	the employment of the Employee by the Company on the terms of this Agreement.
"Board"	the board of directors of the Company (including any committee of the board duly appointed by it).
"Cause"	has the meaning given to is in clause 17 of this Agreement.
"Change of Control"	(i) the consummation of a merger or consolidation of the Company with or into another entity; or (ii) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a "Change in Control" if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company's stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company's capital stock immediately prior to the merger or consolidation.
"Commencement Date"	1 February 2018.
"Financial Year"	the Company's financial year commencing on 1 March and ending on 28/29 February in the following year.
"Garden Leave"	any period during which the Company has exercised its rights under clause 16.
"Good Reason"	has the meaning given to it in clause 15 of this Agreement.

3

4144-6457-0897.1

Exhibit 10.9

"Group Company"	the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.
"Incapacity"	any sickness, injury or other medical disorder or condition which prevents the Employee from carrying out his duties.
"Performance Targets"	the targets relating to the Employee's personal performance and/or such business performance criteria as agreed between the Employee and the Board in the relevant Financial Year and notified to the Employee at the beginning of that Financial Year.
"SSP"	statutory sick pay.
"Staff Handbook"	the Company's staff handbook as issued and amended from time to time.
"Subsidiary and Holding Company"	in relation to a company mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006.
"Termination Date"	the date of termination of the Employee's employment with the Company.

1.2 The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3 A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4 Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5 Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

2. Term of appointment

2.1 The Appointment shall commence on the Commencement Date and shall continue, subject to the remaining terms of this Agreement, until terminated by either party giving to the other not less than 6 months' prior notice in writing.

2.2 No employment with a previous employer counts towards the Employee's period of continuous employment with the Company.

3. Other appointments

3.1 Save as permitted under clause 3.2, the Employee shall not at any time during the continuance of the Appointment, without the previous written consent of the President, either as principal, employee or agent, carry on or be engaged, concerned or interested either directly or indirectly in any other trade, profession,

4

4144-6457-0897.1

5 4144-6457-0897.1 Exhibit 10.9 business or occupation (including any public or private activity which in the reasonable opinion of the Company may interfere with the proper performance of his duties) or hold any directorship or other office in any company or other body whether incorporated or unincorporated. 3.2 Without prejudice to clause 3.1, the Employee may be permitted to accept appointment and provide services as a non-executive director which are unrelated to any Group Company, subject to the Employee obtaining the prior written consent to each specific appointment from the President (such consent not to be unreasonably withheld) and provided that the duties of such appointment shall not conflict with the Employee's duties to any Group Company under this Agreement or otherwise and the entity offering such appointment does not compete with the Company or any Group Company. 4. Duties 4.1 The Employee shall serve the Company as Managing Director of International or in such other related capacity as the Company shall direct. In addition to the duties which this position normally entails, the Employee shall also carry out such other duties as the Company may require him to perform from time to time. The Company may at any time and at its sole and absolute discretion remove from, add to or otherwise vary any of the Employee's duties. 4.2 During the Appointment the Employee shall: 4.2.1 (subject to clause 3 above), unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Company and any Group Company of which he is an officer or consultant; 4.2.2 faithfully, diligently and competently exercise and carry out to the best of his ability all such powers and duties as may from time to time be assigned to him by the Company together with such person or persons as the Company may appoint to act jointly with him; 4.2.3 comply with all reasonable and lawful directions given to him by the Company; 4.2.4 promptly make such reports to the President in connection with the affairs of the Company and any Group Company of which he is an officer or consultant on such matters and at such times as are reasonably required; 4.2.5 report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company to the President immediately on becoming aware of it; 4.2.6 use his best endeavours to promote, protect, develop and extend the business of the Company and any Group Company of which he is an officer or consultant; and 4.2.7 consent to the Company monitoring and recording any use that he makes of the Company's electronic communications systems for the purpose of ensuring that the Company's rules are being complied with and for legitimate business purposes. 6 4144-6457-0897.1 Exhibit 10.9 4.3 The Appointment and the Employee's continued employment with the Company is subject to and conditional upon his being entitled to be lawfully employed by the Company in the UK and the Employee providing evidence, satisfactory to the Company, of the same. The Employee will not be permitted to commence employment unless and until he has done this to the Company's satisfaction. The Employee agrees to immediately notify the Company about any change to his entitlement to work for the Company in the UK, including, but not limited to, the cessation of such entitlement. If the Employee's lawful employment in the UK is subject to the Company making an application for a visa, permission or any other approval in respect of the same, it is a condition of the Appointment and the Employee's continued employment that he cooperates with any such application and provides the Company with any information, assistance and documents as the Company may specify. 4.4 Should the Employee: 4.4.1 cease, or appear in the Company's belief to have ceased, to be entitled to be lawfully employed by the Company in the UK; 4.4.2 fail to provide upon request documents to demonstrate that he is entitled to be lawfully employed by the Company in the UK; or 4.4.3 not provide the Company with such information, assistance or documents as it may specify in relation to any application relating to the Employee's lawful employment in the UK, the Company may terminate the Appointment without notice and without compensation or payment in lieu of notice. 4.5 The Employee shall comply with such anti-corruption and bribery policy and related procedures as the Company may issue. 4.6 The Company takes a zero-tolerance approach to tax evasion. The Employee must not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. The Employee must immediately report to the President any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made. 4.7 The Employee shall comply with any rules, policies and procedures in force from time to time including those set out in any Staff Handbook the Company may issue. Such rules, policies, procedures or Handbook do not form part of this Agreement. 4.8 All documents, manuals, hardware and software provided for the Employee's use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company's computer systems or other electronic equipment (including mobile phones}, remain the property of the Company. 5. Place of work 5.1 The Employee's normal place of work is 5th Floor, The Stanley Building, 7 Pancras Square, London N1C 4AG or such other place within the United Kingdom which the Company may reasonably require for the proper performance and exercise of his duties. Exhibit 10.9 5.2 The Employee agrees to travel on the Company's business (both within the United Kingdom or abroad) as may be required for the proper performance of his duties under the Appointment. 5.3 During the Appointment the Employee shall not be required to work outside the United Kingdom for any continuous period of more than one month. 6. Hours of work 6.1 The Employee's normal working hours shall be 9.00am to 6.00pm on Mondays to Fridays and such additional hours as are reasonable and necessary for the proper performance of his duties (it being anticipated that the performance of his duties may require the Employee to work outside the Company's normal business hours). The Employee acknowledges that he shall not receive further remuneration in respect of such additional hours. 6.2 Due to the autonomous nature of the Employee's role the duration of working time cannot be measured or monitored and, accordingly the Employee's employment falls within the scope of regulation 20 of the Working Time Regulations 1998. 7. Salary 7.1 The Employee shall be paid an initial salary of £270,000.00 per annum (inclusive of any fees due to the Employee from any Group Company as an officer of such Group Company). 7.2 The Employee's salary shall accrue from day to day at a rate of 1/260 of the Employee's annual salary and be payable monthly in arrears on or about the last working day of each month directly into the Employee's bank or building society. It shall be paid subject to such deductions as the Company may make for income tax, employee's National Insurance contributions and any other taxes, social security contributions and withholdings as the Company may deduct 7.3 The Employee's salary shall be reviewed and adjusted in accordance with the Company's employee compensation policies in effect from time to time. The Company is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Appointment. 7.4 The Company may deduct from the salary, or any other sums owed to the Employee, any money owed to any Group Company by the Employee. 8. Bonus 8.1 The Employee shall be eligible to be paid a bonus in relation to each Financial Year of the Appointment, with effect from the Financial Year commencing on 1 March 2018 on the terms set out in this clause. 8.2 The amount of any bonus to be paid in any particular Financial Year (and whether any bonus is payable at all) shall be determined by the Board or its Compensation Committee based on the Employee's achievement of the Performance Targets. The target bonus shall be 100% of the Employee's base salary. The actual bonus may be higher or lower than the target bonus amount. 7 4144-6457-0897.1 8 4144-6457-0897.1 Exhibit 10.9 8.3 The bonus, if any, will be payable within 2.5 months following the end of the Financial Year to which it relates. 8.4 Any bonus paid will not be pensionable. 9. Private medical insurance 9.1 The Employee shall be entitled to participate in the Company's private medical insurance scheme (for the benefit of the Employee, his spouse or civil partner and children under 18 years) subject to: 9.1.1 the terms of that scheme, as amended from time to time; 9.1.2 the rules or insurance policy of the relevant insurance provider, as amended from time to time; and 9.1.3 the Employee and the Employee's spouse or civil partner and any children under the age of 18 satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable. 9.2 If the insurance provider refuses for any reason to provide private medical insurance benefit to the Employee or the Employee's spouse, civil partner or children the Company shall not be liable to provide to the Employee any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit. 9.3 The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend the scheme (including the level of the Employee's cover) at any time on reasonable notice to the Employee. 10. Benefits 10.1 The Employee may participate in such other benefits schemes as the Company shall make available from time to time, subject in each case to the terms of any relevant insurance policy (as amended from time to time), the rules of the relevant scheme and the Employee (and, where applicable, their spouse or civil partner and children) being eligible to participate in or benefit from such schemes pursuant to their rules at a cost and on terms which are acceptable to the Company. 10.2 The Company may replace or withdraw such schemes at any time on reasonable notice to the Employee. 11. Expenses 11.1 The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment. 11.2 The Employee shall abide by the Company's policies on expenses as communicated to him from time to time.

9 4144-6457-0897.1 Exhibit 10.9 12. Holidays 12.1 The Company's holiday year runs between January and December. If the Appointment commences or terminates part way through a holiday year, the Employee's entitlement during that holiday year shall be calculated on a pro-rata basis. 12.2 The Employee shall be entitled to unlimited paid holiday in each holiday year together with the usual public holidays in England and Wales. The Employee should take a minimum of 20 days' paid holiday each year. 12.3 Holiday shall be taken at such time or times as shall be approved in advance by the President. 12.4 The Employee shall have no entitlement to any payment in lieu of accrued but untaken holiday except on termination of the Appointment. The amount of such payment in lieu shall be 11260th of the Employee's salary for each untaken day of the Employee's statutory entitlement under the Working Time Regulations. 12.5 If either party has served notice to terminate the Appointment, the Company may require the Employee to take any accrued but unused statutory holiday entitlement during the notice period (whether or not the Employee is suspended or on a period of garden leave in accordance with clause 19 or 16 respectively). 13. Incapacity 13.1 If the Employee is absent from work due to Incapacity, the Employee shall notify the President of the reason for the absence as soon as possible but no later than 10 am on the first day of absence. 13.2 The Employee shall certify his absence in accordance with such requirements that the Company shall impose from time to time. 13.3 Subject to the Employee's compliance with this Agreement and completion of such absence certification and notification requirements as the Company shall impose, the Employee shall be entitled to receive his full salary and contractual benefits during any periods of sickness absence up to a maximum of one month in any rolling 12 month period. Those payments shall be inclusive of any SSP due. If contractual sick pay has been used in full the Employee shall be entitled to SSP only thereafter. 13.4 The Employee agrees to consent to medical examinations (at the Company's expense) by a doctor nominated by the Company should the Company so require. The Employee agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor. 13.5 If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify the Board of that fact and of any claim, settlement or Judgment made or awarded in connection with it and all relevant particulars that the Board may reasonably require. The Employee shall if required by the Board, co-operate in any related legal proceedings and refund to the Company that part of any damages or compensation 10 4144-6457-0897.1 Exhibit 10.9 recovered by him relating to the loss of earnings for the period of the Incapacity as the Board may reasonably determine less any costs borne by him in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Employee by the Company in respect of the period of Incapacity. 13.6 The rights of the Company to terminate the Appointment under the terms of this Agreement apply even when such termination would or might cause the Employee to forfeit any entitlement to sick pay or other benefits. 14. Confidential Information 14.1 In this Agreement unless the context otherwise requires, "Confidential Information" means any: 14.1.1 trade secret or confidential or secret information concerning the business development, affairs, future plans, business methods, connections, operations, accounts, finances, organisation, processes, policies or practices, designs, dealings, business, trading, management systems, maturing new business opportunities or know-how of or relating to the Company and/or to any other Group Company and/or any of its or their suppliers, agents, distributors, clients or customers; 14.1.2 confidential computer software, computer-related know-how, passwords, computer programmes, specifications, object codes, source codes, network designs, business processes, business logic, inventions, improvements and/or modifications relating to or belonging to the Company and/or any other Group Company; 14.1.3 details of the Company's or any other Group Company's financial projections or projects, prices and price lists, pricing strategy or policies, advertising, marketing or development plans, product development plans or strategies, fee levels, commissions and commission structures, discount structures, advertising and promotional material, market share and pricing statistics, marketing surveys and plans, market research reports and their interpretation, sales targets and statistics, sales techniques; 14.1.4 confidential research, report or development undertaken by or for the Company or any other Group Company; 14.1.5 secret or confidential information concerning the Company's and/or any other Group Company's actual or potential clients or customers or suppliers or any other person with which the Company or any other Group Company has dealings, including but not limited to client, customer, supplier or other lists, lists and details of contracts or proposed contracts, and details of relationships or arrangements or terms of business with, or knowledge of the needs or the requirements of, such persons; 14.1.6 secret or confidential details of or information regarding the nature or origin of any services provided, marketed, sold or obtained by the Company or any other Group Company; 14.1.7 details of or information regarding the Company's or any other Group Company's development or staffing plans; 11 4144-6457-0897.1 Exhibit 10.9 14.1.8 information of a personal or otherwise of a confidential nature relating to fellow employees, directors or officers of and/or consultants to, the Company and/or any other Group Company; 14.1.9 confidential information concerning, or details of, any competitive business pitches, and/or target details; 14.1.10 details of or information regarding the nature and origin of any goods and/or services provided, marketed or sold, obtained or brokered by the Company or any other Group Company; 14.1.11 documents or information marked as confidential or which have been supplied to the Employee in confidence or which the Employee has been informed are confidential or which the Employee might reasonably be aware are confidential; and 14.1.12 documents or information which have been given to the Company or any other Group Company in confidence by any customer, supplier or other person whether such information is in oral, written or any other form. 14.2 The Employee acknowledges that in the course of the Appointment he will have access to Confidential Information. The Employee has therefore agreed to accept the restrictions in this clause 14. 14.3 The Employee shall not (except in the proper course of his duties), either during the Appointment or at any time after its termination (however arising): 14.3.1 use, divulge or reveal to any person, firm or corporation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information which may come to his knowledge during the Appointment; 14.3.2 use or attempt to use any Confidential Information for his own purposes or for any purposes other than the purposes of the Company or any other Group Company or in any manner which may injure or cause loss either directly or indirectly to the Company or any other Group Company or its business or may be likely so to do; or 14.3.3 cause or bring about (including through any failure to exercise reasonable care and diligence) any unauthorised disclosure of any Confidential Information that he shall come to know or have received or obtained at any time (before or after the date of this Agreement). 14.4 This clause 14 shall not apply to: 14.4.1 any use or disclosure authorised by the Board or required by law; 14.4.2 any information which is already in, or comes into, the public domain other than through the Employee's unauthorised disclosure; or 14.4.3 any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996. 12 4144-6457-0897.1 Exhibit 10.9 14.5 The Employee shall promptly disclose to the Company any information which comes into his possession which affects adversely or may affect adversely the Company or the business of the Company or any other Group Company. Such information shall include (but shall not be limited to): 14.5.1 the plans of any employee or worker to leave the Company or any other Group Company (whether alone or in concert with other employees); 14.5.2 the plans of any employee or worker (whether alone or in concert with other employees) to join a competitor or to establish a business in competition with the Company or any other Group Company; 14.5.3 any steps taken by the employee or worker to implement either of such plans; and 14.5.4 the misuse by any employee or worker of any Confidential Information belonging to the Company or any other Group Company. 15. Payment in lieu of notice 15.1 Notwithstanding clause 2, subject to the terms of this clause 15 the Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by notifying the Employee that the Company is exercising its right under this clause 15 and that it will make within 60 days a payment in lieu of notice ("Payment in Lieu"), or the first instalment of any Payment in Lieu, to the Employee. 15.2 If a Payment in Lieu is made, it will be comprised of an amount equal to the basic salary (as at the date of termination) which the Employee would have been entitled to receive under this Agreement during the notice period referred to at clause 2 (or, if notice has already been given, during the remainder of the notice period) together with a payment in respect of a bonus (pursuant to clause 8 or any provisions that may be agreed in place of clause 8) in respect of the Financial Year preceding the year in which notice of termination of employment and/or termination of employment takes place, where such bonus would otherwise have been paid during the Employee's notice period less income tax and National Insurance contributions. The Payment in Lieu will be paid in instalments over the period from the date on which employment is terminated early by reason of the Company electing to make a Payment in Lieu, to the date which is the expiration date of what would otherwise have been the Employee's notice period. The instalment payments will commence within 60 days after the Termination Date. 15.3 In addition, in the following circumstances: 15.3.1 if the Company is terminating the employment of the Employee without Cause; or 15.3.2 the Employee has served notice of termination of employment with Good Reason; or 15.3.3 in such other circumstances as the Company shall determine or the parties may agree; and

13 4144-6457-0897.1 Exhibit 10.9 15.3.4 subject to the Employee and the Company having agreed the terms of and have completed a settlement agreement pursuant to section 203 of the Employment Rights Act 1996 and such other equivalent provisions as exist in English law relating to the waiver of statutory employment claims: then the Payment in Lieu shall also include: 15.3.5 payment of a pro-rated bonus (pursuant to clause 8 or any provisions that may be agreed in place of clause 8) in respect of the Financial Year in which notice of termination of employment and/or termination of employment takes place; and 15.3.6 the amount of the bonus in clauses 15.2 and 15.3.5, if any, will be based on achievement against Performance Targets and will be paid at the same time as the Company pays bonuses to Employees generally with respect to each applicable Financial Year. 15.4 The Employee shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 15.1. Nothing in this clause 15 shall prevent the Company from terminating the Appointment in breach. 15.5 For the purposes of this clause, the term "Good Reason" is defined as any of the following occurring without the Employee's prior written consent: 15.5.1 relocation of the Employee's primary workplace by more than 50 miles from Central London, United Kingdom, which relocation results in an increase in his one-way travel time from his home to such workplace by more than two hours; 15.5.2 a significant diminution of job function, reporting relationship or scope, including, without limitation (i) removal from the position of the Managing Director of International (or equivalent title) of the Company, (provided that, following a Change in Control, it shall not be Good Reason pursuant to this clause as long as the Employee remains Managing Director of International of the business line, subsidiary or division represented by the Company's business); or (ii) the Employee's ceasing to report directly to the President (or principal executive officer, regardless of title) of the Company, (provided that, following a Change in Control, it shall not be Good Reason pursuant to this clause as long as the Employee continues to report directly to the President (or principal executive officer, regardless of title) of the business line, subsidiary or division represented by the Company's business); or 15.5.3 a decrease of more than 5% in base salary or the Employee's target bonus opportunity as a percentage of base salary; in each case, provided that the Employee provides notice of such circumstances to the Company's President (or principal executive officer, regardless of title) within 90 days of such circumstances' occurrence, the Company fails to cure such circumstances within 30 days of receipt of such notice and the Employee resigns within 180 days of such circumstances coming into existence. 14 4144-6457-0897.1 Exhibit 10.9 15.6 Notwithstanding clause 15.1 the Employee shall not be entitled to any Payment in Lieu if the Company would otherwise have been entitled to terminate the Appointment without notice in accordance with clause 17. 16. Garden leave 16.1 Following service of notice to terminate the Appointment by either party, or if the Employee purports to terminate the Appointment in breach of contract, the Company may by written notice place the Employee on Garden Leave for the whole or part of the remainder of the Appointment. 16.2 During any period of Garden Leave: 16.2.1 the Company shall be under no obligation to provide any work to the Employee and may revoke any powers the Employee holds on behalf of the Company or any Group Company; 16.2.2 the Company may require the Employee to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Employee, at such location (including the Employee's home) as the Company may decide; 16.2.3 the Employee shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement; 16.2.4 the Employee shall remain an employee of the Company and bound by the terms of this agreement (including any implied duties of confidence, good faith and fidelity); 16.2.5 the Employee shall ensure that the President knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way); 16.2.6 the Company may exclude the Employee from any premises of the Company or any Group Company and remove any access he has to Company systems; 16.2.7 the Employee shall refer to the Company forthwith and without delay any communications in whatever form received by him from any client or customer of the Company or any other Group Company; 16.2.8 the Company may require the Employee to take accrued but unused holiday; 16.2.9 the Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company; and 16.3 If the Company does exercise its rights under clause 16, the period for which it does so shall be deducted from the periods referred to in clause 21.2. Exhibit 10.9 17. Termination without notice 17.1 The Company may (without prejudice to and in addition to any other remedy) terminate the Appointment with immediate effect without notice or payment in lieu of notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) for Cause. For the purposes of clauses 15 and 17,"Cause" is defined as any of the following: 17.1.1 any act or omission that constitutes a material breach by the Employee of his obligations under this Agreement or any other agreement between the Employee and the Company; 17.1.2 unreasonable failure or refusal by the Employee to perform the lawful duties required of him as an employee of the Company to the reasonable satisfaction of the Company; 17.1.3 any material violation by the Employee of any (i) reasonable written policy, rule or regulation of the Company or (ii) any law or regulation applicable to the business of the Company; 17.1.4 any act or omission by the Employee constituting gross misconduct, fraud, dishonesty, breach of fiduciary duty, gross negligence, wilful misconduct or intentional misrepresentation in relation to his duties to the Company, or any of its respective customers, suppliers or other material business relations; or 17.1.5 if the Employee is convicted of a criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed). 17.2 Any delay by the Company in exercising such right to terminate shall not constitute a waiver thereof. 17.3 The rights of the Company under clause 17.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this Agreement by the Employee as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof. 18. Obligations on termination 18.1 On termination of the Appointment (however arising) the Employee shall: 18.1.1 Immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company or their business contacts, any keys, credit card and any other property of any Group Company, which is in his possession or under his control; 18.1.2 irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company's premises; and 15 4144-6457-0897.1 16 4144-6457--0897.1 Exhibit 10.9 18.1.3 if requested to do so, provide a signed statement that he has complied fully with his obligations under this clause 18.1 together with such reasonable evidence of compliance as the Company may request. 19. Disciplinary and grievance procedures 19.1 The Employee is subject to the Company's disciplinary and grievance procedures, as communicated to him from time to time. These procedures do not form part of the Employee's contract of employment. 19.2 The Company may suspend the Employee from any or all of his duties for no longer than is necessary to investigate any disciplinary matter involving the Employee or so long as is otherwise reasonable while any disciplinary procedure against the Employee is outstanding. 19.3 During any period of suspension: 19.3.1 the Employee shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement; 19.3.2 the Employee shall remain an employee of the Company and bound by the terms of this Agreement; 19.3.3 the Employee shall ensure that the President knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way); 19.3.4 the Company may exclude the Employee from his place of work or any other premises of the Company or any Group Company; and 19.3.5 the Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company. 20. Pensions The Company will comply with the employer pension duties in accordance with Part 1 of the Pensions Act 2008. 21. Non Competition 21.1 For the purposes of this clause the following expressions shall have the following meanings: 21.1.1 "Relevant Employee" means any senior employee or consultant to the Company or any Group Company who has significant client contacts and with whom the Employee has had significant contact during the course of his employment hereunder; 21.1.2 "Relevant Customer" means a person, firm or company who:

17 4144-6457-0897.1 Exhibit 10.9 at any time during the twelve months prior to the Termination Date was a customer of the Company or any Group Company (whether or not services were actually provided during such period) or intermediary of such customer or to whom at the Termination Date the Company or any Group Company was actively and directly seeking to supply services in either case for the purpose of a Relevant Business; and with whom the Employee or a Relevant Employee in a Relevant Business reporting directly to the Employee had dealings at any time during the 12 months prior to the Termination Date or about whom the Employee or such Relevant Employee was in possession of any Confidential Information (as defined above) in the performance of his duties to the Company or any Group Company; 21.1.3 "Relevant Business" means any business or part thereof howsoever carried on involving the supply of Restricted Goods and/or Services; 21.1.4 "Relevant Supplier" means any person firm or company who is or was at any time during the twelve months preceding the Termination Date a supplier or procurer of goods and/or services to the Company or any Group Company as part of the trading activities within a Relevant Business; 21.1.5 "Restricted Goods and/or Services" means any goods and/or services the same as or substantially similar or equivalent to the goods and/or services with the provision and/or supply of which the Employee was materially concerned on behalf of the Company and/or any Group Company during the period of twelve months immediately prior to the Termination Date. 21.2 In order to safeguard the legitimate business interests of the Company and any Group Company and particularly the goodwill of the Company and any Group Company in connection with its clients, suppliers and employees the Employee hereby undertakes with the Company (for itself and as trustee for each Group Company) that, and so that each undertaking below shall constitute an entirely separate, severable and independent obligation of the Employee, he will not (except with the prior written consent of the Company) directly or indirectly: 21.2.1 during his employment or for a period of 12 months after the Termination Date entice or solicit or endeavour to entice or solicit away from the Company or any Group Company any Relevant Employee; 21.2.2 during his employment or for a period of 12 months after the Termination Date employ or otherwise engage any Relevant Employee; 21.2.3 during his employment or for a period of 12 months after the Termination Date in competition with the Company or any Group Company endeavour to supply or solicit the custom of any Relevant Customer in respect of Restricted Goods and/or Services; 21.2.4 during his employment or for a period of 12 months after the Termination Date in competition with the Company or any Group Company supply Restricted Goods and/or Services to any Relevant Customer; 18 4144-6457-0897.1 Exhibit 10.9 21.2.5 during his employment or for a period of 12 months after the Termination Date carry on or be concerned in any Relevant Business within the USA, the UK and the EU in competition with the business of the Company or any Group Company; and 21.2.6 during his employment or for a period of 12 months after the Termination Date to the detriment of the Company or any Group Company, persuade or endeavour to persuade any Relevant Supplier to cease doing business or materially reduce its business with the Company or any Group Company. 21.3 For the purposes of clause 21 the Employee is concerned in a business if (without limitation): 21.3.1 he carries it on as principal or agent; or 21.3.2 he is a partner, director, employee, secondee, consultant, investor, shareholder or agent in, of or to any person who carries on the business, disregarding any financial interest of a person in securities which are listed or dealt in on any Recognised Investment Exchange if that person, the Employee and any person connected with him are interested in securities which amount to less than five per cent of the issued securities of that class and which, In all circumstances, carry less than five per cent. of the voting rights (if any) attaching to the issued securities of that class. 21.4 The Employee shall not (except with the prior written consent of the Company) at any time after the termination of his employment represent himself to be connected with or interested in the business of or employed by the Company or any Group Company (other than as a former employee and former director) or use for any purpose the name of the Company or any Group Company or any name capable of confusion therewith. 21.5 The Employee shall not during his employment whether during or outside office hours undertake any steps of any kind to promote or establish (or assist therein) any business which in the reasonable opinion of the Company is or is intended to be or may become in competition with any business operated by the Company or any Group Company. 21.6 The Employee shall not at any time (whether during or after the termination of his employment) make whether directly or indirectly any untrue, misleading or derogatory oral or written statement concerning the business, affairs, officers or employees of the Company or any Group Company. 21.7 The Employee agrees that if at any time during his employment or within 12 months of its termination, he receives or accepts an offer of employment or decides to enter into a business relationship or to set up or help set up or becomes concerned in a business or enterprise in competition or prospective competition with the Company or any Group Company, he will promptly disclose such offer or decision to the Board and shall disclose clauses 14 and 21 of this agreement to such future employer, partner, business or organisation prior to acceptance. 21.8 Save with the prior written consent of the Company, the Employee shall not, prior to the Termination Date directly or indirectly, whether in person, through social media or otherwise, inform, notify, publicise or discuss with any Relevant Customer: 19 4144-6457-0897.1 Exhibit 10.9 21.8.1 the fact that he has served or received notice of termination of employment with the Company; and/or 21.8.2 the fact that he or the Company intend or envisage serving notice or terminating his employment; and/or 21.8.3 the fact that his employment has terminated or is about to terminate; and/or 21.8.4 the fact that that he is taking up employment, or an appointment or engagement elsewhere; and/or 21.8.5 the details or circumstances leading up to or surrounding such notice or termination. 21.9 The Employee agrees to enter into the restrictions in this clause 21 in consideration for the Company agreeing to employ him on the terms contained in this agreement. 21.10 While the restrictions in this clause 21 are considered by the Employee and the Company to be reasonable in all the circumstances, it is recognised that such restrictions may fail for reasons unforeseen and, accordingly, it is hereby declared and agreed that if any of the restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but that they would be valid if part of the wording thereof were deleted and/or if the periods (if any) specified therein were reduced and/or the areas dealt with thereby reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective. 22. Inventions and improvements 22.1 For the purposes of this clause 22 the following words and expressions shall have the following meanings: 22.1.1 "Intellectual Property Rights" means all intellectual and industrial property rights in all and any part of the world, including, without limitation, any inventions, patents, utility models, copyright or related rights, trade marks, trade names, business names, rights in get up and trade dress, goodwill and the right to sue for passing off or unfair competition, Internet domain names, design rights, designs, service marks, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and any other rights of a similar nature whether or not any of the same are registered or unregistered or capable of protection by registration, including all applications for (and rights to apply for and be granted), renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist, now or in the future, anywhere in the world; and 22.1.2 "Invention" means any method, idea, concept, experimental work, theme, invention, discovery, process, model, formula, prototype, sketch, drawing, plan, composition, design, configuration, improvement or modification of any kind conceived, developed, discovered, devised or produced by the Employee alone or with one or more others during this agreement (and any extensions thereof) and, for the avoidance of doubt, regardless of whether 20 4144-6457-0897.1 Exhibit 10.9 the Employee was acting in his capacity as an employee or otherwise, which pertains to the activities from time to time of the Company (or any Group Company) or any product or service of the Company (or any Group Company) or which pertains to, results from or is suggested by any work which the Employee carries out for or on behalf of the Company (or any Group Company). 22.2 The Employee shall promptly disclose and deliver to the Company in confidence full details of each Invention to enable the Company to determine whether and what steps if any it wishes to take to protect the Invention and shall at the expense of the Company give all such explanations, demonstrations and instructions as the Company may deem appropriate to enable the full and effectual working, production, filing of an application to seek patent or other industrial property protection and use of the same. 22.3 The Employee hereby assigns (in so far as title has not automatically vested in the Company through the Employee's employment) to the Company with full title guarantee by way of future assignment all Inventions, copyright, database right, design right and other similar rights for the full terms (including any extension or renewals thereof) thereof throughout the World in respect of all Inventions, works, designs or materials (including, without limitation, source code and object code for software) originated, conceived, written or made by the Employee during the period of this agreement, and any extensions thereof (except only those works or designs originated, conceived, written or made by the Employee wholly outside his normal working hours which are wholly unconnected with any business activity undertaken or planned to be undertaken by the Company or any Group Company) to hold unto the Company absolutely for the full terms of those rights. The aforementioned assignment shall include any accrued right to sue for damages and/or other remedies in respect of any infringement (including prior to the date hereof). 22.4 The Employee hereby irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on him by Chapter IV of Part I of the Copyright Designs and Patents Act 1988 for any work in which copyright or design right is vested in the Company whether by this clause 22 or otherwise, so that the Company or any third party may use and adapt all such works in whatsoever way the Company or such third party determines without infringing such moral rights including (but without limitation) the right to be identified, the right of integrity and the right against false attribution. 22.5 The Employee shall, without additional payment to him (except to the extent provided in section 40 Patents Act 1977, or any similar provision of applicable law) at the request and expense of the Company and whether or not during the continuance of this agreement, promptly execute all documents and do all acts, matters and things as may be necessary or desirable to enable the Company or its nominee to obtain, maintain, protect and enforce any Intellectual Property Right vested in the Company in any or all countries relating to the Intellectual Property Right and to enable the Company to exploit any Intellectual Property Right vested in the Company. 22.6 The Employee shall not do anything (whether by omission or commission) during the period of this agreement or at any time thereafter to affect or imperil the validity of any Intellectual Property Right obtained, applied for or to be applied for by the Company or its nominee, and in particular the Employee shall not disclose or make use of any Invention which is the property of the Company without the prior written

21 4144-6457-0897.1 Exhibit 10.9 consent of the Company. The Employee shall during or after the termination of this agreement with the Company, at the request and expense of the Company, provide all reasonable assistance in obtaining, maintaining and enforcing the Intellectual Property Right or in relation to any proceeding relating to the Company's right, title or interest in any Intellectual Property Right. 22.7 Without prejudice to the generality of the above clauses, the Employee hereby irrevocably authorises the Company to appoint a person to be his attorney in his name and on his behalf to execute any documents and do any acts, matters or things as may be necessary for or incidental to grant the Company the full benefit of the provisions of this clause 22. 22.8 The obligations of the Employee under this clause 22 shall continue to apply after the termination of his employment (howsoever terminated). 22.9 Nothing in this agreement shall oblige the Company (or any other Group Company) to seek protection for or exploit any Intellectual Property Right. 23. Collective agreements There is no collective agreement which directly affects the Appointment. 24. Notices 24.1 A notice given to a party under this Agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given in this Agreement or as otherwise notified in writing to the other party. 24.2 Any such notice shall be deemed to have been received: 24.2.1 if delivered by hand, at the time the notice is left at the address or given to the addressee; 24.2.2 in the case of pre-paid first class UK post or other next working day delivery service, at 9.00 am on the second business day after posting or at the time recorded by the delivery service; or 24.2.3 in the case of pre-paid airmail, 9.00 am on the fifth Business Day after posting or at the time recorded by the delivery service. 24.3 A notice shall have effect from the earlier of its actual or deemed receipt by the addressee. For the purpose of calculating deemed receipt: 24.3.1 all references to time are to local time in the place of deemed receipt; and 24.3.2 if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 9.00 am on the next business day. 24.4 A notice required to be given under this Agreement shall be validly given if sent by e-mail, at the point it is received. 22 Exhibit 10.9 24.5 This clause does not apply to the service of any proceedings or other documents in any legal action. 25. Entire agreement 25.1 This Agreement and the letter of offer from the Company to the Employee dated 22 September 2017 the “Offer Letter") constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to the employment of the Employee by the Company. To the extent that the Offer Letter and this Agreement conflict, this Agreement shall take precedence. For the avoidance of doubt, nothing in this Agreement shall affect, supersede or extinguish any rights or obligations existing between the parties arising out of a consultancy agreement entered into by the parties in or around October 2017 in respect of the provision of consultancy services in the period 19 October 2017 to 31 January 2018. 25.2 Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement or the Offer Letter. 26. Changes to terms of employment The Company reserves the right to make reasonable changes to any of the Employee's terms and conditions of employment and will notify him in writing of such changes at the earliest opportunity. 27. Variation No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives). 28. Counterparts 28.1 This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. 28.2 No counterpart shall be effective until each party has executed and delivered at least one counterpart. 29. Third party rights No one other than a party to this Agreement shall have any right to enforce any of its terms. 30. Governing law This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales. 23 Exhibit 10.9 31. Jurisdiction Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims). This Agreement has been entered into on the date stated at the beginning of it. Signed by HISAO KUSHI, GENERAL COUNSEL: /s/ Hisao Kushi for and on behalf of PELOTON INTERACTIVE, INC. Date: February 1, 2018 Signed by KEVIN CORNILS: /s/ Kevin Cornils Date: February 1, 2018